CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Pioneer Growth Shares' Class A, Class B and Class C Shares, Class R Shares, and Class Y Shares Prospectuses and "Independent Auditors" and "Financial Statements" in the Pioneer Growth Shares' Class A, Class B, Class C, Class R and Class Y Shares Statement of Additional Information, and to the incorporation by reference of our report, dated February 17, 2004, on the financial statements and financial highlights of Pioneer Growth Shares in the Annual Report to the Shareowners for the year ended December 31, 2003, in Post-Effective Amendment Number 71 to the Registration Statement (Form N-1A, 1933 Act File No. 2-28274).


                                                         /s/ ERNST & YOUNG LLP


Boston, Massachusetts
April 12, 2004